Prospectus Supplement Filed pursuant to Rule 424(b)(3)
Registration No. 333-137242

PROSPECTUS SUPPLEMENT NO. 5

DATED APRIL 6, 2007

(To Prospectus Declared Effective on December 6, 2006)

INTERSEARCH GROUP, INC.

4,285,095 Shares

Common Stock

This Prospectus Supplement No. 5 supplements information contained in, and should be read in conjunction with, that certain Prospectus, dated December 6, 2006 (the “Original Prospectus”), as supplemented by that certain Prospectus Supplement No. 1, dated January 11, 2007 (“Supplement No. 1”), that certain Prospectus Supplement No. 2, dated January 23, 2007 (“Supplement No. 2”), that certain Prospectus Supplement No. 3 dated February 28, 2007 (“Supplement No. 3”) and that certain Prospectus Supplement No. 4 dated March 30, 2007 (“Supplement No. 4”). This Prospectus Supplement No. 5 is not complete without, and may not be delivered or used except in connection with, the Original Prospectus, Supplement No. 1, Supplement No. 2, Supplement No. 3 and Supplement No. 4. The shares that are the subject of the Original Prospectus, as supplemented, have been registered to permit their resale to the public by the selling shareholders named therein. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering, other than the exercise price, if any, to be received upon exercise of the warrants referred to in the prospectus.

This Prospectus Supplement No. 5 includes the following document, as filed by us with the Securities and Exchange Commission:

•	The attached Definitive Proxy Statement of InterSearch Group, Inc.

Our common stock is traded on the American Stock Exchange, under the symbol “IGO”.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this Prospectus Supplement No. 5 (or the Original Prospectus, Supplement No. 1, Supplement No. 2, Supplement No. 3 or Supplement No. 4) is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 5 is April 6, 2007.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☑                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

INTERSEARCH GROUP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on the table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

April 6, 2007

Dear Shareholder:

You are cordially invited to attend the 2007 Annual Meeting of Shareholders (the “Annual Meeting”) of InterSearch Group, Inc. (the “Company”), which will be held at the Fairmont Hotel 900 Mason Street, San Francisco, California, 94108, on Wednesday, April 25, 2007, at 10:00 a.m. PDT. Attendance at the meeting is limited to shareholders as of the close of business (the “Record Date”) on March 23, 2007 or their proxy holders.

Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

Whether or not you plan to attend the Annual Meeting, please submit your proxy as soon as possible so that your shares can be voted at the Annual Meeting in accordance with your instructions. You may submit your proxy (i) over the Internet at http://www.proxyvote.com, (ii) by telephone at 1-800-690-6903, or (iii) by completing, signing, dating and returning the enclosed Proxy Card promptly in the accompanying envelope. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement. If you attend the Annual Meeting and wish to change your proxy vote, you may do so simply by voting in person at the Annual Meeting.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of the Company. I look forward to greeting as many of our shareholders as possible.

Very truly yours,
DANIEL M. O’DONNELL
President, Chief Executive Officer and
Chairman of the Board of Directors

This Proxy Statement is dated April 6, 2007 and is first being mailed, along with the attached proxy card or voting instructions, to the Company’s shareholders as of the Record Date on or about April 12, 2007.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held April 25, 2007

Dear Shareholder:

The 2007 Annual Meeting of Shareholders (the “Annual Meeting”) of InterSearch Group, Inc. (the “Company”) will be held at the Fairmont Hotel 900 Mason Street, San Francisco, California, 94108 on Wednesday, April 25, 2007 beginning at 10:00 a.m. PDT. At the Annual Meeting, the holders of the Company’s outstanding voting securities will act on the following matters as more fully described in the accompanying Proxy Statement:

(1)	To elect the five members of the Board of Directors for a one-year term expiring at the 2008 Annual Meeting of Shareholders or until their successors are duly elected and qualified;

(2)	To ratify the appointment of Hacker Johnson & Smith P.A., as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007; and

(3)	To transact such other business as may properly come before the Annual Meeting.

Please note that registration will begin promptly at 9:45 a.m. PDT. Each shareholder and/or proxy holder may be asked to present valid photo identification, such as a driver’s license or passport. Shareholders holding stock through a brokerage account or other nominee (i.e. in “street name”) must bring a copy of a brokerage statement reflecting stock ownership as of the close of business on March 23, 2007. It is important that your shares be represented; therefore, even if you presently plan to attend the Annual Meeting, PLEASE COMPLETE, SIGN AND DATE, AND PROMPTLY RETURN THE ENCLOSED PROXY CARD OR VOTING INSTRUCTIONS AS PROMTPLY AS POSSIBLE. If you do attend the Annual Meeting and wish to vote in person, you may withdraw your proxy at that time.

Sincerely,

GARY W. BOGATAY, JR.
Chief Financial Officer and Secretary

San Francisco, California

April 6, 2007

Your vote is very important regardless of the number of shares you own. We encourage you to read this Proxy Statement carefully and complete, sign and return the enclosed proxy card or voting instructions as promptly as possible. We appreciate your cooperation and continued support.

INTERSEARCH GROUP, INC. 222 Kearny Street, Suite 550 San Francisco, CA 94108

(Principal Executive Offices)

PROXY STATEMENT

This Proxy Statement is furnished to the shareholders of InterSearch Group, Inc., a Florida corporation (the “Company,” “InterSearch,” “we,” “us,” or “our”) in connection with the solicitation of proxies on behalf of our Board of Directors (the “Board”) on or about April 12, 2007. The proxies solicited hereby are to be voted at our 2007 Annual Meeting of Shareholders to be held at the Fairmont Hotel 900 Mason Street, San Francisco, California, 94108 on April 25, 2007 at 10:00 a.m. PDT and at any and all postponements or adjournments thereof (the “Annual Meeting”).

QUESTIONS AND ANSWERS ABOUT THE 2007 ANNUAL MEETING AND VOTING

Why have I received these materials?

Our Board is providing these proxy materials to shareholders of record as of the close of business on March 23, 2007 (the “Record Date”) in connection with the Annual Meeting that will take place on April 25, 2007. As a shareholder as of the close of business on the Record Date, you are cordially invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement.

What information is contained in this Proxy Statement?

The information included in this Proxy Statement is related to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of directors and executive officers and certain other required information.

What items of business will be voted on at the Annual Meeting?

The following matters outlined in the Notice of Annual Meeting are scheduled to be voted upon at the Annual Meeting:

•	To elect five members of our Board for a one-year term expiring at the 2008 Annual Meeting of Shareholders or until their successors are duly elected and qualified;

•	To ratify the appointment of Hacker Johnson & Smith P.A., as our independent registered public accounting firm for the fiscal year ending December 31, 2007; and

•	To transact such other business as may properly come before the Annual Meeting.

Who can attend the Annual Meeting?

All shareholders as of the close of business on the Record Date, or their duly appointed proxy holders, may attend the Annual Meeting. Registration will begin at 9:45 a.m., and ample time should be allowed for check-in procedures. If you attend, please note that you may be asked to present valid photo identification, such as a driver’s license or passport. If you are a shareholder of record, your name will be verified against the list of shareholders as of the Record Date prior to admittance to the Annual Meeting. Please also note that if you are a beneficial holder and hold your shares through a broker or other nominee (i.e. in “street name”), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date before you are admitted to the Annual Meeting.

What does it mean if I am a “shareholder of record” or a “beneficial owner”?

There are some distinctions between shares held of record and those owned beneficially, which may affect your ability to vote your shares. We have provided a summary of the ownership characteristics below to assist you.

Shareholder of Record

Most of our shareholders are considered shareholders of record. Your shares are registered directly in your name with our transfer agent, Transfer Online, Inc. With respect to those shares, you are considered the shareholder of record. These proxy materials are being sent directly to you and as the shareholder of record you have the right to grant your voting proxy directly to us with the attached proxy card or to vote in person at the meeting.

Beneficial Owner

If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name. These proxy materials should have been forwarded to you together with a voting instruction form. As the beneficial owner, you have the right to direct your broker or other nominee on how to vote or you may attend the Annual Meeting in person. However, since a beneficial owner is not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a legal proxy from the broker or other nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting. Your broker or other nominee should have enclosed or provided voting instructions for you to use in instructing them how to vote your shares.

What does it mean if I receive multiple proxy cards or voting instructions?

If you are a shareholder of record and your shares are registered in more than one name, you may receive more than one proxy card. Alternatively, if you are a beneficial owner and hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. To ensure that all your shares are voted, please complete, sign, date and return each proxy card and voting instruction card that you receive.

Who is entitled to vote at the Annual Meeting?

All shareholders as of the close of business on the Record Date are entitled to receive notice of and to participate in the Annual Meeting. If you were a shareholder on that date, you will be entitled to vote all of the shares owned by you as of the Record Date on all items being voted upon at the Annual Meeting. A list of our shareholders as of the Record Date will be available for examination by any shareholder at the Annual Meeting and, for any purpose related to the Annual Meeting, at our principal executive office located at 222 Kearny Street, Suite 550, San Francisco, California 94108, for a period of ten days prior to the Annual Meeting.

There were 25,329,725 shares of our common stock (the “Common Stock”) issued and outstanding as of the Record Date. Shareholders are entitled to one vote at the Annual Meeting for each share of Common Stock held which was issued and outstanding as of the Record Date.

What constitutes a quorum?

A majority of the 25,329,725 shares of Common Stock outstanding on the Record Date must be represented, in person or by proxy, to provide a quorum at the Annual Meeting. If you vote, your shares will be part of the quorum. Shares represented by a proxy card marked “ABSTAIN” or shares held by brokers that are returned without voting instructions if the broker has discretion to vote on at least one of the matters presented are also counted as present for the purpose of determining whether the quorum requirement is satisfied.

Once a share is represented at the Annual Meeting, it will be deemed present for quorum purposes throughout the Annual Meeting (including any adjournment or postponement of that meeting unless a new record date is or must be set for such adjournment or postponement).

What is the effect of not voting?

The effect of your decision not to vote will depend on how your share ownership is registered. If you are a shareholder of record and do not vote, your unvoted shares will not be represented at the meeting and will not count toward the quorum requirement. If a quorum is obtained, your unvoted shares will not affect whether a proposal is approved or rejected.

If you are a beneficial holder and do not vote, your broker may represent your shares at the meeting for purposes of obtaining a quorum. In the absence of your voting instructions, your broker may or may not vote your shares at its discretion depending on the proposals before the meeting. Your broker may vote your shares in its discretion on the routine matters discussed in this Proxy Statement, such as Proposal 1, the election of directors and Proposal 2, ratification of auditors. However, a broker is prohibited from exercising discretionary authority on non-routine matters if voting instructions have not been provided (“broker non-votes”).

What vote is required to approve the proposals and how is the vote tabulated?

Proposal 1: Election of Directors

The nominees for director receiving the greatest number of votes will be elected. Therefore, any shares not voted, whether due to abstentions or because they constitute broker non-votes, will not affect the election of directors.

Proposal 2: Ratification of Independent Registered Public Accounting Firm

The affirmative vote of the majority of shares of Common Stock present or represented and entitled to vote at the Annual Meeting is required to ratify the selection of Hacker Johnson & Smith P.A. as our independent registered public accounting firm. Abstentions will be counted toward the tabulation of votes cast on any proposal that requires the affirmative vote of the majority of shares present or represented and entitled to vote at the Annual Meeting and will have the same effect as a vote “AGAINST” the proposal. However, broker non-votes will not be counted toward the tabulation of votes cast on non-routine proposals that require the affirmative vote of the majority of shares present or represented and entitled to vote at the Annual Meeting. Because broker non-votes are not considered “entitled to vote” they will not have any effect on such non-routine proposals.

Proposal 2 is a routine proposal. Therefore, in the absence of your voting instructions, a broker may vote your shares on this proposal.

How do I submit my vote?

Vote by Mail

Shares held by shareholders of record who complete and properly sign the accompanying proxy card and return it to us will be voted as you indicate on the proxy card itself. Beneficial owners may vote by submitting voting instructions to your broker or other nominee.

Vote by Internet or Telephone

In order to facilitate the solicitation process, we have also established means by which our shareholders can vote by Internet or telephone by following the instructions set forth on your proxy card or voting instructions form.

Vote at the Annual Meeting

If you are a shareholder of record and attend the Annual Meeting, you may deliver your completed proxy card in person. We encourage you, however, to submit the enclosed proxy card in advance of the Annual Meeting. In addition, ballots will be available for shareholders of record to vote in person at the Annual Meeting. Beneficial owners who would like to vote in person at the Annual Meeting may only do so by obtaining a legal proxy from your broker or other nominee that holds your shares.

Can I change my vote after I return my proxy card?

Yes. You may revoke any proxy or voting instructions given pursuant to this solicitation at any time before its use by delivering to Gary W. Bogatay, Jr., Secretary, 222 Kearny Street, Suite 550, San Francisco, California

94108, a written notice of revocation or a duly executed proxy or voting instructions bearing a later date or by attending the Annual Meeting and voting in person. The powers of the proxy holders will be suspended if you attend the Annual Meeting in person and request that your proxy be suspended, although attendance at the Annual Meeting will not by itself revoke a previously granted proxy.

What are the Board’s recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board. The Board’s recommendation is set forth together with the description of each proposal in this proxy statement. In summary, the Board recommends a vote:

FOR the election of the directors as described under “Election of Directors” (see Proposal 1); and

FOR the proposal of the Board of Directors to ratify the appointment of Hacker Johnson & Smith P.A., as our independent registered public accounting firm for the fiscal year ending December 31, 2007 (see Proposal 2).

With respect to other business that may properly come before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

Where can I find the voting results for the Annual Meeting?

Our Director of Legal Affairs, Jennifer Drimmer, will act as the Inspector of Election and count the votes for the Annual Meeting. Preliminary voting results for the actions taken at the Annual Meeting will be published in our quarterly report on Form 10QSB for the quarter ended June 30, 2007. The results will be included under “Item 4—Submission of Matters to a Vote of Security Holders.”

Do I have appraisal rights?

We are organized as a corporation under Florida law. Under Florida corporate law, because shares of our Common Stock were listed on the American Stock Exchange on the Record Date, shareholders are not entitled to any appraisal rights or dissenters’ rights in connection with their objection to any of the items of business voted upon at the Annual Meeting.

Who will bear the expense of soliciting proxies?

We will bear the cost of soliciting proxies, including all costs related to preparation, assembly, printing and mailing of the proxy materials. However, should you choose to vote by telephone or Internet you will be responsible for any related charges you may incur. Upon request, we may also reimburse brokers and other nominees for expenses incurred as a result of sending proxy materials to the beneficial holders of our Common Stock. Our directors, officers and employees may also solicit proxies by mail, telephone and personal contact. They will not receive any additional compensation for these activities.

What is householding?

Some banks, brokers and other nominee record holders may be participating in the practice of “householding”. This means that only one copy of our annual report and proxy statement will be sent to shareholders who share the same last name and address. Householding is designed to reduce duplicate mailings and save significant printing and postage costs.

If you receive a household mailing this year and would like to receive additional copies of our annual report and/or proxy statement, please submit your request in writing to: InterSearch Group, Inc., 222 Kearny Street, Suite 550, San Francisco, California 94108, Attention: Secretary or by calling at (415) 962-9700. Any shareholder who wants to receive separate copies of the proxy statement in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker, or other nominee record holder.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of shares of our Common Stock as of February 28, 2007 for:

•	each person (or group of affiliated persons) known by us to beneficially own more than 5% of our Common Stock;

•	each of our directors;

•	each named executive officer; and

•	all of our directors and executive officers as a group.

Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of our Common Stock. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities. In computing the number of shares beneficially owned by a person listed below and the percentage ownership of such person, shares of Common Stock underlying options, warrants or convertible securities held by each such person that are exercisable or convertible within 60 days of February 28, 2007 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person.

The percentage of shares beneficially owned is based on 25,073,307 shares of Common Stock outstanding as of February 28, 2007, including the assumed exercise of currently exercisable options and warrants.

Except as otherwise noted below, and subject to applicable community property laws, the persons named have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Unless otherwise indicated, the address of the following shareholders is c/o InterSearch Group, Inc., 222 Kearny Street, Suite 550, San Francisco, California 94108.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Shares Beneficially Owned
5% Shareholders:
Barron Partners L.P.(1) 730 Fifth Avenue, 25th Floor New York, NY 10019	12,072,700	31.9
The Daniel Michael O’Donnell and Kimberly Linn O’Donnell AB Living Trust(2)	5,632,406	17.4
Steven Ernst	4,433,893	13.7
Andrew Keery	3,371,393	10.4
Robert E. Hoult	1,683,893	5.2

Named Executive Officers and Directors:
Daniel M. O’Donnell(3)	5,633,912	17.4
Gary W. Bogatay, Jr.(4)	418,918	1.3
Robert E. Hoult	1,683,893	5.2
Frank McPartland(5)	583,746	1.8
Lawrence J. Gibson(5)	60,000	*
Charles K. Dargan II(6)	30,000	*
Jeremiah Callaghan(6)(7)	61,250	*
All directors and executive officers as group (11 persons) (8)	16,401,896	50.6

*	Less than 1.0%
(1)	Includes 5,416,666 shares of Common Stock issuable pursuant to a warrant that is currently exercisable. Andrew Barron Worden is the managing member of Barron Capital Advisors LLC, a Delaware limited liability company (the “General Partner”), which is sole General Partner of Barron Partners L.P. Mr. Worden exercises sole voting and investment power over the shares.

(2)	Daniel M. O’Donnell, our President and Chief Executive Officer and Chairman, and his spouse Kimberly O’Donnell, currently the Executive Vice President of Human Resources for InterSearch Group, Inc. and President of our wholly-owned subsidiary InterSearch Corporate Services, Inc., have shared voting and investment power over The Daniel Michael O’Donnell and Kimberly Linn O’Donnell AB Living Trust (the “O’Donnell Trust”). On February 22, 2007, the O’Donnell Trust entered into a Call Option Agreement with Uptown Investors, LLC (“Uptown Investors”). Jeremiah Callaghan, a member of our Board, is the managing member of Uptown Investors. Pursuant to the terms of the Call Option Agreement, the O’Donnell Trust agreed to sell 200,000 shares of our Common Stock to Uptown Investors upon exercise of the option, which option must be exercised in whole on or before April 15, 2007.
(3)	Includes 5,632,406 shares of Common Stock held by the O’Donnell Trust.
(4)	Includes 43,750 shares of Common Stock issuable pursuant to a stock option that is currently exercisable.
(5)	Includes 60,000 shares of Common Stock issuable pursuant to a stock option that is currently exercisable.
(6)	Includes 30,000 shares of Common Stock issuable pursuant to a stock option that is currently exercisable.
(7)	Includes 31,250 shares held by Uptown Investors, a limited liability company in which Mr. Callaghan is the managing member. Includes 200,000 shares issuable pursuant to the Call Option Agreement described in Footnote 3 above, which is currently exercisable.
(8)	Includes: (a) 64,892 shares of Common Stock held directly and 60,000 shares of Common Stock issuable pursuant to a stock option that is currently exercisable by John Terlip, our Executive Vice President of Technology Development and (b) 5,632,406 shares of Common Stock held indirectly by Kimberly O’Donnell, our Executive Vice President of Human Resources, with Daniel M. O’Donnell.

PROPOSAL 1: ELECTION OF DIRECTORS

The authorized number of directors is currently fixed at five, as set by our Board in accordance with our Bylaws.

Each member of our Board is currently serving until the Annual Meeting or until their successors are duly elected and qualified. Accordingly, all five directors will be up for reelection by the shareholders at the Annual Meeting. Our Nominating and Corporate Governance Committee has recommended, and our Board has nominated, the five individuals listed below for election as directors at the Annual Meeting. Each nominee is currently serving as one of our directors, and has consented, if elected, to serve until his term expires.

Each of the nominees will be elected for a one-year term, until his successor has been elected and qualified at the 2008 annual meeting of shareholders or until his resignation or removal of as a director. The five nominees receiving the highest number of affirmative votes will be elected as directors. Unless otherwise instructed, the proxy holders will vote the proxies they receive FOR the five nominees for our Board named below. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the present Board to fill the vacancy. As of the date of this Proxy Statement, our Board is not aware that any nominee will be unable or will decline to serve as a director.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE FOLLOWING NOMINEES FOR DIRECTOR.

Current Directors

The following provides information regarding our nominees for our Board, his age, committee membership, the year in which he first became a director, his principal occupation or employment during the past five years and any family relationship with any of our other directors or executive officers:

Name	Age	Principal Occupation	Director Since
Daniel M. O’Donnell	49	Chairman of the Board, President and Chief Executive Officer of InterSearch Group, Inc.	2004
Charles K. Dargan II	51	Founder and Principal of CFO 911	2006
Frank McPartland	64	Chief Executive Officer of Legent Clearing	1994
Lawrence J. Gibson	53	President of Gibson Consulting	2005
Jeremiah Callaghan	64	Private Investor	2006

Daniel M. O’Donnell has served as our President and Chief Executive Officer and as a director since 2004. Mr. O’Donnell has served as Chairman of our Board since May 2006. From 2002 to 2004, Mr. O’Donnell served as the President and Chief Executive Officer of Corporate Consulting Services, Inc. (now InterSearch Corporate Services, Inc.). From 2003 to 2004, Mr. O’Donnell also served as the President and Chief Executive Officer of Walnut Ventures, Inc. From December 1992 until January 2002, Mr. O’Donnell served as the President of Global Financial Services, Inc. Mr. O’Donnell attended Manhattan College in Riverdale, New York. Mr. O’Donnell is the spouse of Kimberly O’Donnell, our Executive Vice President of Human Resources and President of our wholly-owned subsidiary InterSearch Corporate Services, Inc.

Charles K. Dargan, II, became a member of our Board in May 2006. Since January 2003, Mr. Dargan has served as founder and principal of CFO 911, a provider of operational and managerial expertise, specifically in accounting and finance, to middle market companies. From March 2000 to January 2003, Mr. Dargan was the Chief Financial Officer of Semotus Solutions, Inc., an American Stock Exchange-listed wireless mobility software company. Mr. Dargan also serves as a director of 411 Web Directory, Inc. and Anchor Audio, Inc. Mr. Dargan received his B.A. degree in Government from Dartmouth College, his M.B.A. degree and M.S.B.A. degree in Finance from the University of Southern California.

Frank McPartland has served as Vice Chairman of our Board since May 2006, prior to which he had served as our Chairman of the Board since 1994. Since February 2005, Mr. McPartland has also served as the Chief Executive Officer of Legent Clearing, where he is also a director.

Lawrence J. Gibson became a member of our Board in November 2005. Since June 1999, Mr. Gibson has served as the President and sole proprietor of Gibson Consulting, a human resources consulting firm. From April 1992 to June 1999, Mr. Gibson was Senior Vice President, Human Resources, Quality Management and Information Technology of Harvard Pilgrim Health Care. From October 1986 to April 1992, Mr. Gibson served in various capacities for Motorola/Information Systems Group, including Vice President, Human Resources. Mr. Gibson also currently serves as a director of Quipp Inc. Mr. Gibson received his B.A. degree in Social Work from Rhode Island College and received his M.B.A. degree from Providence College.

Jeremiah Callaghan became a member of our Board in August 2006. Since February 2005, Mr. Callaghan has served as the Chairman of the Board of directors of Legent Clearing. Most recently, from 2000 to 2001, Mr. Callaghan served as a Managing Director and Partner of Wall St. Access, a discount brokerage firm, where he was responsible for overall management of the firm and directly responsible for the Systems & Technology area. From 1991 to 1998, Mr. Callaghan was a Managing Director and member of the Operating Committee of Lehman Brothers and from 1975 to 1988 was a Senior Managing Director, General Partner and a member of the Management and Operations Committee of Bear, Stearns. Mr. Callaghan received his B.S. degree in Accounting from Iona College.

CORPORATE GOVERNANCE

Board Independence

In accordance with the provisions of our Nominating and Corporate Governance Committee’s Criteria for Director Nominees, our Board reviewed the independence of each of our directors. During this review, our Board considered the listing standards for companies listed on the American Stock Exchange (“AMEX”).

As a result of its review, our Board determined that Mr. Dargan II, Mr. Gibson and Mr. Callaghan are “independent” in accordance with AMEX listing standards. Our Board further determined that Mr. O’Donnell is not independent due to his position as our President and Chief Executive Officer and that as a result of the terms Mr. McPartland’s prior consulting relationship with us, he cannot currently be considered “independent” in accordance with AMEX listing standards.

Both John Terlip and Radford Hazelip each served as a member of our Board and on certain committees of our Board for a period of time during fiscal 2006. Mr. Hazelip resigned as a member of our Board and as the Chair of the Audit Committee on May 4, 2006 and Mr. Terlip resigned as a member of the Audit Committee on December 16, 2005 and as a member of our Board and Compensation Committee on August 30, 2006. Both Mr. Terlip and Mr. Hazelip were “independent” in accordance with AMEX listing standards.

Board and Committee Meeting Attendance

Our Board met five times and acted seven times by unanimous written consent during 2006. During the year, overall attendance by incumbent directors averaged 100% at meetings of the Board.

Although we do not have a formal policy regarding attendance by members of our Board, all directors are expected to attend annual shareholder meetings. Notwithstanding, because all actions taken by our shareholders during fiscal 2006 were effected by the written consent, there was no annual shareholder meeting during 2006 for members of our Board to attend.

Board Committees

Our Board currently has and appoints members to three active committees, an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Membership of the committees is as follows:

Name	Audit Committee		Nominating and Corporate Governance Committee		Compensation Committee
Daniel M. O’Donnell
Charles K. Dargan II	X	(1)
Frank McPartland			X		X
Lawrence J. Gibson	X		X	(2)	X	(3)
Jeremiah Callaghan	X		X		X

(1)	Mr. Dargan II serves as Chair of the Audit Committee.
(2)	Mr. Gibson serves as Chair of the Nominating and Corporate Governance Committee.
(3)	Mr. Gibson serves as Chair of the Compensation Committee.

Audit Committee

The Audit Committee consists of Charles K. Dargan II, Lawrence J. Gibson and Jeremiah Callaghan, each of whom is an independent director as defined by applicable AMEX listing standards. Mr. Dargan, the Chair of the Audit Committee, is also an “audit committee financial expert,” as defined by applicable SEC rules. The

Audit Committee operates pursuant to a written charter, which is available on the Investor Relations page of our website located at www.intersearch.com. In accordance with its charter, the Audit Committee is responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. An additional function of the Audit Committee includes assisting our Board with the oversight and monitoring of: (i) the quality and integrity of our financial statements and related disclosure; (ii) our compliance with legal and regulatory requirements; (iii) our system of internal controls; and (iv) the auditing, accounting and financial reporting process in general. The Audit Committee is empowered to retain outside legal counsel and other experts at our expense where reasonably required to assist and advise the Audit Committee in carrying out its duties and responsibilities.

The Audit Committee met three times during fiscal 2006. During the year, overall attendance by incumbent Audit Committee members averaged 100% at meetings of the Audit Committee.

The Audit Committee reviews and approves our proxy statement and the information contained therein.

Compensation Committee

The Compensation Committee consists of Lawrence J. Gibson, Jeremiah Callaghan and Frank McPartland, the majority of whom are independent directors in accordance with applicable AMEX listing standards. Mr. Gibson is the Chair of the Compensation Committee. In accordance with applicable AMEX listing standards, compensation for our Chief Executive Officer must be determined, or recommended to our Board for determination by a compensation committee comprised of independent directors. Notwithstanding, AMEX listing standards provide for a limited exception in circumstances in which a compensation committee is comprised of at least three members, where the non-independent director is not a current officer or employee or immediate family member of such person and when it is determined that such non-independent director’s membership on the committee is in our best interests and in the best interests of our shareholders. As previously disclosed, Mr. McPartland, a member of the Compensation Committee is not considered an independent director in accordance with AMEX listing standards. Consequently, we rely on the foregoing exception for purposes of approving compensation for our Chief Executive Officer. We believe that as a result of his service as Chairman of our Board from 1994 to 2006, Mr. McPartland’s extensive knowledge of our business is essential to the ability of the Compensation Committee to fulfill its obligations.

The Compensation Committee operates pursuant to a written charter which is available on the Investor Relations page of our website located at www.intersearch.com. In accordance with its charter, the Compensation Committee is responsible for our overall compensation strategy, including: evaluating and approving employment agreements; setting the compensation and benefits for our Chief Executive Officer; reviewing and approving proposals made by our Chief Executive Officer with regard to compensation for executive officers; and recommending to our Board a compensation structure for our directors. Pursuant to the terms of its charter, the Compensation Committee may delegate its authority as it deems appropriate, to act upon specific matters. The Compensation Committee is also responsible for the administration of our incentive based and equity based compensation plans. To the extent permitted by applicable law and except for awards granted to persons who are subject to Section 16 of the Exchange Act, the Compensation Committee may delegate all of its powers or duties under our equity incentive plan to such persons as it shall appoint, except for the authority to amend or modify the plan, including, but not limited to, its authority to make awards under the plan.

The Compensation Committee does not currently engage any consultant related to executive officer or director compensation matters.

The Compensation Committee met five times and acted two times by unanimous written consent during fiscal 2006. During the year, overall attendance by incumbent Compensation Committee members averaged 100% at meetings of the Compensation Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of Lawrence J. Gibson, Jeremiah Callaghan and Frank McPartland, the majority of whom are independent directors in accordance with applicable AMEX listing standards. Mr. Gibson is the Chair of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee operates pursuant to a written charter, which is available on the Investor Relations page of our website located at www.intersearch.com. In accordance with its charter, the Nominating and Corporate Governance Committee is responsible for identification of qualified candidates to become members of our Board; the selection of nominees for election as directors at the next annual shareholders meeting or to fill any vacancies on our Board; the development and recommendation to our Board of a set of corporate governance guidelines; and oversight of the evaluation of our Board. In addition to the powers and responsibilities expressly delegated to the Nominating and Corporate Governance Committee in its charter, the Committee may exercise any other powers and carry out any other responsibilities delegated to it by the Board from time to time consistent with our Company’s Bylaws.

The Nominating and Corporate Governance Committee met five times during fiscal 2006. During the year, overall attendance by incumbent Nominating and Corporate Governance Committee members averaged 100% at meetings of the Nominating and Corporate Governance Committee.

Director Nomination Process

In accordance with the criteria for selection set forth in its charter, the Nominating and Corporate Governance Committee considers a number of factors when reviewing potential director nominees. Such factors include, but are not limited to the following: nominees must demonstrate high personal and professional ethics, integrity and values; nominees must have the ability to exercise sound business judgment; nominees must be accomplished in their respective field, including broad experience at the executive and/or policy making levels, an ability to offer advice and guidance based on relevant expertise and experience; nominees must be able to represent all of our shareholders and be committed to enhancing long-term shareholder value; and nominees must allow sufficient time to devote to Board activities and to enhance his or her knowledge of our business.

In addition to the individual qualifications of director nominees, the Nominating and Corporate Governance Committee must also consider independence and other Audit Committee requirements imposed by applicable AMEX listing standards and SEC rules. The Nominating and Corporate Governance Committee must therefore ensure that at least a majority of the members are “independent” in accordance with applicable AMEX listing standards and that at least one independent director has the requisite experience and expertise to be designated as an “audit committee financial expert” as defined by applicable SEC rules. In its efforts to create a diverse governing body, our Nominating and Corporate Governance Committee also believes that at least one or more of the directors should be an active or former executive officer of public or private company or leader of a major complex organization.

During the course of its review of potential director nominees, the Nominating and Corporate Governance Committee may confer, as appropriate with the Chairman of our Board. Once selected, the Nominating and Corporate Governance Committee will recommend to our Board nominees for election at either an annual shareholders meeting or to fill any vacancies on our Board. Following such recommendation, our Board determines which candidates are nominated or elected to fill a vacancy.

In selecting director nominees, our Board may also consider nominations from our shareholders. Any such director nominations, together with appropriate biographical information and background material, should be submitted by the shareholder to Gary W. Bogatay, Jr., Secretary, c/o InterSearch Group, Inc., 222 Kearny Street, Suite 550, San Francisco, California 94108. All nominations submitted by shareholders should be delivered in the time frame set forth under the section heading “Deadline for the Submission of Shareholder Proposals for the

2008 Annual Meeting.” Assuming that the appropriate information is provided on a timely basis, the Nominating and Corporate Governance Committee will subject director nominees submitted by shareholders to the same review process as director nominees submitted from other sources such as other members of our Board or executive management.

Communications Between Shareholders and Members of Our Board

Shareholders wishing to formally communicate with our Board should direct communications to Gary W. Bogatay, Jr., Secretary, c/o InterSearch Group, Inc., 222 Kearny Street, Suite 550, San Francisco, California 94108. All communications should be made in writing and identify the intended recipient. The Secretary will facilitate these communications by forwarding all correspondence related to our business to the respective directors.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended except to the extent we specifically incorporate this Report by reference therein.

The role of the Audit Committee is to oversee the Company’s financial reporting process on behalf of the Board of Directors. Management of the Company has the primary responsibility for the Company’s consolidated financial statements as well as the Company’s financial reporting process, principles and internal controls. The independent auditors are responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such consolidated financial statements with generally accepted accounting principles.

In this context, the Audit Committee has reviewed and discussed the audited financial statements of the Company as of and for the year ended December 31, 2006, with management and the independent auditors. These reviews included discussion with the independent auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61, Communication with Audit Committees. In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and it has discussed with the auditors their independence from the Company.

Based on the reports and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10KSB for the fiscal year ended December 31, 2006, for filing with the Securities and Exchange Commission.

Charles K. Dargan II, Chair

Lawrence J. Gibson

Jeremiah Callaghan

EXECUTIVE OFFICERS

The following table sets forth certain information concerning our executive officers as of the date of this Proxy Statement:

Name	Age	Position	Since
Daniel M. O’Donnell*	49	President, Chief Executive Officer and Chairman of the Board of Directors	2004
Gary W. Bogatay, Jr.	37	Chief Financial Officer, Secretary and Treasurer	2004
Steven Ernst	39	Executive Vice President, Enterprise Architecture	2003
Robert Hoult	41	Executive Vice President, Revenue Development	2004
Andrew Keery	37	Executive Vice President, Product Development	2004
Kimberly O’Donnell*	41	Executive Vice President, Human Resources and President of InterSearch Corporate Services, Inc.	2007
John Terlip	46	Executive Vice President, Technology Development	2007

*	Mr. O’Donnell and Mrs. O’Donnell are married.

Daniel M. O’Donnell has served as our President and Chief Executive Officer and as a director since 2004 and has served as Chairman of our Board since May 2006. From 2002 to 2004, Mr. O’Donnell served as the President and Chief Executive Officer of Corporate Consulting Services, Inc. (now InterSearch Corporate Services, Inc.). From 2003 to 2004, Mr. O’Donnell also served as the President and Chief Executive Officer of Walnut Ventures, Inc. From December 1992 until January 2002, Mr. O’Donnell served as the President of Global Financial Services, Inc. Mr. O’Donnell attended Manhattan College in Riverdale, New York.

Gary W. Bogatay, Jr., has served as our Chief Financial Officer, Secretary and Treasurer since April 2004. From January 2003 to April 2004, Mr. Bogatay served as Vice President of Finance and Accounting for The Pennsylvania Culinary Institute, a subsidiary of Career Education. From April 1999 to January 2003, Mr. Bogatay served as Controller and Director of Finance of Symphoni Interactive, LLC, a subsidiary of iGATE Capital. From May 1996 to April 1999, Mr. Bogatay served as the Assistant Controller for Guardian Protection Services, Inc. Mr. Bogatay was a Senior Accountant at Deloitte & Touche LLP from December 1992 to May 1996. Mr. Bogatay received his B.S. degree in Accounting from Pennsylvania State University and is a Certified Public Accountant.

Steven Ernst has served as one of our executive officers since March 2003 and currently serves as our Executive Vice President of Enterprise Architecture. Mr. Ernst previously served as our Chief Technology Officer. From October 2002 to March 2003, Mr. Ernst served as a Senior Consultant for Advisor Software. Mr. Ernst served as Chief Technology Officer for MiFund, Inc. from March 2001 to October 2002. From January 2000 to March 2001, Mr. Ernst served as Chief Technology Officer for iCard Systems, Inc. From June 1996 to January 2000, Mr. Ernst served as a Senior Consultant for IGate Capital. Mr. Ernst received his B.S. degree in Computer Science from the University of Nebraska.

Robert Hoult has served as one of our executive officers since August 2004 and currently serves as our Executive Vice President of Revenue Development. Mr. Hoult previously served as our Executive Vice President of Business Development and Acquisitions. Mr. Hoult has also served as President of Internet Revenue Services, Inc., our wholly owned subsidiary, since August 2005. From March 2004 to August 2004, Mr. Hoult served as the Vice President of Business Development for Vibrant Media, a contextual Internet advertising company. From 1999 to March 2004, Mr. Hoult served as the Director of Business Development for Overture Services, formerly known as GoTo.com. From 1997 to 1999, Mr. Hoult served as Senior Channel Sales and Marketing Manager for Mattel Interactive. Mr. Hoult received his B.A. degree in Finance from Western Illinois University and his M.B.A. degree in Marketing from Pepperdine University.

Andrew Keery has served as one of our executive officers since 2004 and currently serves as our Executive Vice President of Product Development. Mr. Keery previously served as our Executive Vice President of

Strategic Alliances and as our Chief Operating Officer. From 2002 to 2003, Mr. Keery was a Project Management Consultant for Charles Schwab. From 1996 to 2002, Mr. Keery served as a Director of Strategy Services for Symphoni Interactive. Mr. Keery received his B.S. degree in Economics from Havering College in London.

Kimberly O’Donnell, Mrs. O’Donnell has served as our Executive Vice President of Human Resources since January 2007. Since 2004, Mrs. O’Donnell has also served as President of InterSearch Corporate Services, Inc., our wholly-owned subsidiary. From 2002 to 2004, Mrs. O’Donnell served as Vice President of Corporate Consulting Services (now InterSearch Corporate Services, Inc.). From 1999 to 2002, Mrs. O’Donnell was a Senior Recruiter for Global Financial Services, Inc. for iGate Capital. Mrs. O’Donnell received her B.S. Degree in Business Management with a minor in Economics from California State University, Chico.

John Terlip. Mr. Terlip has served as our Executive Vice President of Technology Development since January 2007. Since 2002, Mr. Terlip has served as Vice President in charge of business development for Terlip Information Engineering Resources, a company that provides tools and services to build corporate data warehouses. While with Terlip Information Engineering Resources, Mr. Terlip provided serves to our Technology Development Group as a consultant. From 1997 to 2002, Mr. Terlip served as Director of Business Development and acted as a global account manager for ASCL (more recently known as Ascential, which was subsequently purchased by IBM). Mr. Terlip also served as a member of our Board from April, 1994 to August, 2006. Mr. Terlip received his B.S. degree in Marketing from Oklahoma State University.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth for each of our named executive officers: (i) the dollar value of base salary and bonus earned during the year ended December 31, 2006; (ii) the aggregate grant date fair value of stock and option awards granted during the year, computed in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-based Payments” (“SFAS 123(R)”); (iii) the dollar value of earnings for services pursuant to awards granted during the year under non-equity incentive plans; (iv) the non-qualified deferred compensation earnings during the year; (v) all other compensation for the year; and, finally, (vi) the dollar value of total compensation for the year.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)		Non-Equity Incentive Plan Compensation ($) (g)	Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
Daniel M. O’Donnell President and Chief Executive Officer	2006	$225,000	$43,750	—	—		$146,250	—	—	$415,000

Gary W. Bogatay, Jr. (2) Chief Financial Officer	2006	$168,273	$38,363	—	$81,907	(1)	$84,137	—	—	$372,680

Robert H. Hoult Executive Vice President of Revenue Development (3)	2006	$175,000	$16,250	—	—		$78,750	—	—	$270,000

Andrew Keery Executive Vice President of Product Development (4)	2006	$180,000	—	—	—		$90,000	—	—	$270,000

(1)	Amounts calculated utilizing the provisions of the SFAS 123(R). The assumptions used in calculating these amounts are incorporated herein by reference to Note 7 of the consolidated financial statements in the Company’s Annual Report on Form 10KSB for the year ended December 31, 2006.
(2)	Mr. Bogatay’s home is in Pittsburgh, Pennsylvania. Mr. Bogatay periodically commutes to San Francisco, California (our principal executive office). A significant portion of Mr. Bogatay’s time is spent traveling on company business and we would incur business travel expense regardless of the location of Mr. Bogatay’s home. We reimburse Mr. Bogatay for travel, meals and lodging when he is in San Francisco, California. This arrangement is reviewed periodically by the Compensation Committee for cost efficiency and business logic. The reimbursements for Mr. Bogatay’s travel, meals and lodging expenses are not included in compensation.
(3)	In connection with a corporate restructuring, Mr. Hoult’s title changed from Executive Vice President of Business Development and Acquisitions to Executive Vice President of Revenue Development effective January 16, 2007.
(4)	In connection with a corporate restructuring, Mr. Keery’s title changed from Executive Vice President of Strategic Alliances and Chief Operating Officer to Executive Vice President of Product Development effective January 16, 2007.

Employment Agreements

Daniel M. O’Donnell. On December 10, 2004, we entered into an employment agreement with Mr. Daniel M. O’Donnell, our President, Chief Executive Officer and Chairman of our Board, which agreement was amended on February 1, 2005 (the “O’Donnell Agreement”). The O’Donnell Agreement has an initial term of one year, and automatically renewed for successive one-year terms unless terminated earlier by either party or until either party provided the other with notice of nonrenewal at least 30 days prior to the expiration of any term. Under the terms of the O’Donnell Agreement, Mr. O’Donnell is entitled to a base salary of at least $225,000. He is also entitled to participate in and receive payments from all other bonus and other incentive compensation plans on the same basis as our other executive officers. The O’Donnell Agreement provides that, if Mr. O’Donnell’s employment is terminated due to death or disability prior to the end of his first year of employment, he would be entitled to an amount equal to four weeks of his base salary. In the event that we terminate Mr. O’Donnell’s employment for cause, he would be entitled to an amount equal to two weeks of his base salary. If we terminate Mr. O’Donnell’s employment for any other reason (other than due to death or disability or for cause), he would be entitled to receive as severance benefits, for a period of one year from the date of his termination, his base salary as well as any benefits for which he is eligible and which he is receiving on the date of his termination, including any pension, life insurance, health insurance and other employee benefit plans. If Mr. O’Donnell chose to terminate his employment prior to the end of his first year of employment, all payments to him pursuant to the O’Donnell Agreement would’ve ceased and terminated immediately.

Gary W. Bogatay, Jr. On December 10, 2004, we entered into an employment agreement with Mr. Gary W. Bogatay, Jr., our Chief Financial Officer, Secretary and Treasurer (the “Bogatay Agreement”). The Bogatay Agreement has an initial term of one year, and automatically renews for successive one-year terms unless terminated earlier by either party or until either party provided the other with notice of nonrenewal at least 30 days prior to the expiration of any term. Under the terms of the Bogatay Agreement, Mr. Bogatay is entitled to a base salary of at least $125,000. He is also entitled to participate in and receive payments from all other bonus and other incentive compensation plans on the same basis as our other executive officers. The Bogatay Agreement provides that, if Mr. Bogatay’s employment is terminated due to death or disability prior to the end of his first year of employment, he would be entitled to an amount equal to four weeks of his base salary. In the event that we terminate Mr. Bogatay’s employment for cause, he would be entitled to an amount equal to two weeks of his base salary. If we terminate Mr. Bogatay’s employment for any other reason (other than due to death or disability or for cause), he would be entitled to receive as severance benefits, for a period of one year from the date of his termination, his base salary as well as any benefits for which he was eligible and which he was receiving on the date of his termination, including any pension, life insurance, health insurance and other employee benefit plans. If Mr. Bogatay chose to terminate his employment prior to the end of his first year of employment, all payments to him pursuant to the Bogatay Agreement would’ve ceased and terminated immediately.

Robert E. Hoult. On December 10, 2004, we entered into an employment agreement with Mr. Robert E. Hoult, our Executive Vice President of Business Development and Acquisitions. This agreement has an initial term of one year, and automatically renews for successive one-year terms unless terminated earlier by either party or until either party provides the other with notice of nonrenewal at least 30 days prior to the expiration of any term. Under the terms of the agreement, Mr. Hoult is entitled to a base salary of at least $165,000. He is also entitled to participate in and receive payments from all other bonus and other incentive compensation plans on the same basis as our other executive officers. The agreement provides that, if Mr. Hoult’s employment is terminated due to death or disability prior to the end of his first year of employment, he will be entitled to an amount equal to four weeks of his base salary. In the event that we terminate Mr. Hoult’s employment for cause, he will be entitled to an amount equal to two weeks of his base salary. If we terminate Mr. Hoult’s employment for any other reason (other than due to death or disability or for cause), he will be entitled to receive as severance benefits, for a period of one year from the date of his termination, his base salary as well as any benefits for which he is eligible and which he is receiving on the date of his termination, including any pension, life insurance, health insurance and other employee benefit plans. If Mr. Hoult chose to terminate his employment prior to the end of his first year of employment, all payments to him pursuant to the agreement would’ve ceased and terminated immediately.

Andrew Keery. On December 10, 2004, we entered into an employment agreement with Mr. Andrew Keery, our Executive Vice President of Strategic Alliances. This agreement has an initial term of one year, and automatically renews for successive one-year terms unless terminated earlier by either party or until either party provides the other with notice of nonrenewal at least 30 days prior to the expiration of any term. Under the terms of the agreement, Mr. Keery is entitled to a base salary of at least $165,000. He is also entitled to participate in and receive payments from all other bonus and other incentive compensation plans on the same basis as the other employee officers of the company. The agreement provides that, if Mr. Keery’s employment is terminated due to death or disability prior to the end of his first year of employment, he will be entitled to an amount equal to four weeks of his base salary. In the event that we terminate Mr. Keery’s employment for cause, he will be entitled to an amount equal to two weeks of his base salary. If we terminate Mr. Keery’s employment for any other reason (other than due to death or disability or for cause), he will be entitled to receive as severance benefits, for a period of one year from the date of his termination, his base salary as well as any benefits for which he is eligible and which he is receiving on the date of his termination, including any pension, life insurance, health insurance and other employee benefit plans. If Mr. Keery chooses to terminate his employment prior to the end of his first year of employment, all payments to him pursuant to the agreement will cease and terminate immediately.

Equity Compensation Awards

On August 31, 2005, we granted an equity compensation award to Gary W. Bogatay, Jr. in the form of an incentive stock option to purchase 43,750 shares of our Common Stock at an exercise price of $1.02, subject to the terms and conditions of our 2005 Equity Incentive Plan, and which shall vest according our standard vesting schedule (4 years). On May 15, 2006, as an incentive to assist us in obtaining a listing on the American Stock Exchange, this award was amended to provide for accelerated vesting of the unvested portion of the option 90 days following such listing. We became a listed company on the American Stock Exchange on October 13, 2006 under the trading symbol “IGO.”

On May 15, 2006, we granted an equity compensation award to Gary W. Bogatay, Jr. in the form of an incentive stock option to purchase 125,000 shares of our Common Stock at an exercise price of $1.60, subject to the terms and conditions of our 2005 Equity Incentive Plan, and which shall vest according to our standard vesting schedule (4 years).

Non-Equity Incentive Plan Compensation and Bonus

Amounts included in column (g) in the Summary Compensation Table represent the grants paid in January 2007 to each of the Named Executive Officers in accordance with our structured employee bonus plan. Amounts awarded under the bonus plan are a function of our financial performance as well as the employee’s contribution to that performance.

In 2006, financial performance was measured using EBITDA (Earnings Before Interest Taxes Depreciation and Amortization) and the target incentive percentages of base salary were as follows: Mr. O’Donnell 65%, Mr. Bogatay 50%, Mr. Hoult 45% and Mr. Keery 50%. Under our structured employee bonus plan, if the financial and overall business performance and the Named Executive Officer’s contributions to such performance exceed the communicated objective, the resulting award may vary from the target incentive percentage. Any amounts issued under the bonus plan in excess of the communicated target incentive percentage were included in column (d). Alternatively, a Named Executive Officer may not receive any actual payout even if the financial and overall business performance objectives are met.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information on outstanding stock option awards held by our named executive officers at December 31, 2006, including the number of shares underlying both exercisable and unexercisable portions of each stock option as well as the exercise price and expiration date of each outstanding option.

	Option Awards							Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (1) (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1) (c)		Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)		Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Daniel M. O’Donnell	—	—		—		—	—	—	—	—	—
Gary W. Bogatay, Jr.	13,671 —	30,079 125,000	(2)	— —	$ $	1.02 1.60	08/31/2015 05/16/2016	— —	— —	— —	— —
Robert H. Hoult	—	—		—		—	—	—	—	—	—
Andrew Keery	—	—		—		—	—	—	—	—	—

(1)	Stock options become exercisable in four equal installments, twenty-five percent of which vest one year from the grant date and the remainder of which vest quarterly thereafter.
(2)	In accordance with an amendment to this grant on May 15, 2006, these securities were fully vested on January 11, 2007. See narrative disclosure following Summary Compensation Table titled “Equity Compensation Awards.”

Termination and Change in Control Provisions

For description of the material terms of the employment agreements with our named executive officers, including information regarding termination/severance payments, see narrative disclosure following Summary Compensation Table titled “Employment Agreements.”

Director Compensation

The following table sets forth information regarding the compensation received by each of our directors during the year ended December 31, 2006;

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)		Non-Equity Incentive Plan Compensation ($) (e)	Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)		Total ($) (h)
Frank McPartland	$40,500	—	—		—	—	$60,000	(1)	$100,500
Radford T. Hazelip(2)	$6,938	—	—		—	—	—		$6,938
John J. Terlip(2)	$12,688	—	—		—	—	—		$12,688
Lawrence J. Gibson	$22,732	—	—		—	—	—		$22,732
Charles K. Dargan, II(3)	$17,336	—	$39,315	(4)	—	—	—		$56,651
Jeremiah Callaghan(3)	$6,750	—	$37,315	(4)	—	—	—		$44,065

(1)	Pursuant to our consulting agreement with GP Strategic we paid Mr. McPartland $60,000 in fees for services rendered not in connection with Mr. McPartland’s duties as a member of our Board.
(2)	Mr. Hazelip resigned as a member of our Board and the Chair of the Audit Committee on May 4, 2006. Mr. Terlip resigned as a member of our Board and the Compensation Committee on August 30, 2006.
(3)	Mr. Dargan was appointed as a member of our Board and the Chair of the Audit Committee on May 4, 2006. Mr. Callaghan was appointed as a member of our Board, Compensation Committee and Audit Committee on August 30, 2006.
(4)	Pursuant to our 2005 Equity Compensation Plan, Mr. Dargan and Mr. Gibson each received an automatic equity compensation award in the form of a non-qualified stock option to purchase 60,000 shares of our Common Stock at an exercise price of $1.60 upon their appointment to our Board.

Cash Compensation

We pay a $10,000 annual retainer, along with an $8,500 fee for serving as a committee chair or a $4,250 fee for serving on one or more committees of the Board, plus a $1,000 meeting fee for each meeting attended in person or by phone and reimbursement of reasonable expenses incurred in attending Board meetings. No director who is an employee will receive separate compensation for services rendered as a director.

Equity Compensation

Our directors are eligible to participate in our 2005 Equity Incentive Plan and are eligible to receive stock options granted under our 2005 Equity Incentive Plan. Upon appointment as a member of our Board, each director automatically receives a Non-Qualified Stock Option to purchase 60,000 shares of our Common Stock, of which fifty percent is immediately vested and fifty percent shall vest on the first anniversary of the grant date. Commencing with our annual shareholders’ meeting in 2007, each active board member will receive on the day following our annual meeting of shareholders each year an annual grant of options to purchase 45,000 shares of our Common Stock, which will vest in 24 equal monthly installments beginning 30 days after the grant date. Options granted to our non-employee directors will have an exercise price equal to the fair market value of a share of our Common Stock on the date of grant.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table gives information about our common stock that may be issued upon the exercise of stock options and other rights under all of our existing equity compensation plans as of December 31, 2006, including our 2004 Equity Incentive Plan, as amended (the “2004”) and our 2005 Equity Incentive Plan, as amended (the “2005 Plan”).

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)(2)	1,612,500	$1.24	812,483
Equity compensation plans not approved by security holders	—	—	—
Total	1,612,500	$1.24	812,483

(1)	Represents shares of our common stock issuable pursuant to our 2004 Plan and 2005 Plan. The 2004 Plan was originally adopted by our Board of Directors in October 2004 and was approved by our shareholders in November 2004. Our Board of Directors terminated the 2004 Plan and replaced it with the 2005 Plan as of December 16, 2005. This termination did not affect any outstanding stock options under the 2004 Plan, and all such stock options continue to remain outstanding and are governed by the 2004 Plan. The 744,124 shares available for issuance under the 2004 Plan as of December 16, 2005 and those shares of common stock originally granted under the 2004 Plan that are forfeited and become available for new grants under the terms of the 2004 Plan were transferred to and will become issuable under the 2005 Plan. As of December 31, 2006, there were stock options outstanding to purchase 537,500 shares of our common stock under the 2004 Plan at a weighted average exercise price of $0.53 per share. No shares of common stock are available for future issuance under the 2004 Plan.
(2)	The 2005 Plan was originally adopted by our Board of Directors in December 2005 and was approved by our shareholders in February 2006. Our Board of Directors adopted amendments to the 2005 Plan in December 2005 (“Amendment No. 1”), July 2006 (“Amendment No. 2”) and February 2007 (“Amendment No. 3”). Amendment No. 1 was approved by our shareholders in June 2006. Amendment No. 2 and Amendment No. 3 did not require the approval of our shareholders. As of December 31, 2006, there were stock options outstanding to purchase 1,075,000 shares of our common stock under the 2005 Plan at a weighted average exercise price of $1.60 per share. As of December 31, 2006, there were 812,483 shares of our common stock available for issuance under the 2005 Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

One reportable transaction occurred during fiscal 2006. Kimberly O’Donnell, the spouse of Daniel M. O’Donnell, our President and Chief Executive Officer and Chairman of our Board, was employed by us as Executive Vice President of Human Resources and President of InterSearch Corporate Services, Inc. and received annual compensation of approximately $173,400 in fiscal 2006. Total compensation paid to Mrs. O’Donnell during fiscal 2006 is made up of base salary and bonus payments. We expect Mrs. O’Donnell to continue to provide services for us in the capacity as Executive Vice President of Human Resources and President of InterSearch Corporate Services, Inc. The Audit Committee ratified the compensation arrangement with Mrs. O’Donnell and continues to monitor this arrangement consistent with our policy regarding approvals of transactions with related persons.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities (together, “Reporting Persons”), to report their initial ownership and any subsequent changes in their ownership to the SEC. Reporting Persons are required by SEC regulations to furnish us with copies of all such reports they file. Based solely on our review of such reports and written representations from certain Reporting Persons that no other reports were required, to our knowledge we believe that all Reporting Persons complied will all applicable Section 16(a) filing requirements, except as noted below.

Form 3

The following executive officers, Daniel M. O’Donnell, Gary W. Bogatay, Jr., Robert Hoult, Andrew Keery and Steven Ernst, did not timely file an initial statement of beneficial ownership on Form 3 in connection with our becoming an SEC reporting company on February 9, 2006. Each of the officers subsequently filed a Form 3 reporting their initial statement of beneficial ownership on March 15, 2006.

The following directors, Frank McPartland and Lawrence Gibson, did not timely file an initial statement of beneficial ownership on Form 3 in connection with our becoming an SEC reporting company on February 9, 2006. Each of the directors subsequently filed a Form 3 reporting their initial statement of beneficial ownership on March 27, 2006.

Barron Partners, L.P., a holder of more than 10% of our Common Stock, did not timely file an initial statement of beneficial ownership on Form 3 in connection with our becoming an SEC reporting company on February 9, 2006. Barron Partners subsequently filed a Form 3 reporting its initial statement of beneficial ownership on February 27, 2006.

The following former directors, Radford Hazelip and John Terlip, did not timely file an initial statement of beneficial ownership on Form 3 in connection with our becoming an SEC reporting company on February 9, 2006. Mr. Hazelip subsequently filed a Form 3 reporting his initial statement of beneficial ownership on March 27, 2006 and Mr. Terlip subsequently filed a Form 3 reporting his initial statement of beneficial ownership on April 5, 2006.

Charles K. Dargan II, a director, did not timely file an initial statement of beneficial ownership upon his appointment to the Board on May 4, 2006. Mr. Dargan subsequently filed a Form 3 reporting his initial statement of beneficial ownership on June 29, 2006.

Jeremiah Callaghan, a director, did not timely file an initial statement of beneficial ownership upon his appointment to the Board on August 30, 2006. Mr. Callaghan subsequently filed a Form 3 reporting his initial statement of beneficial ownership on October 23, 2006.

Form 4

Gary W. Bogatay, Jr., an executive officer, did not timely file a Form 4 relating to the issuance of an option to purchase 125,000 shares of our Common Stock on May 1, 2006. Mr. Bogatay subsequently filed a Form 4 reporting the transaction on June 29, 2006.

Charles K. Dargan II, a director, did not timely file a Form 4 relating to the issuance of an option to purchase 60,000 shares of our Common Stock on May 1, 2006. Mr. Dargan subsequently filed a Form 4 reporting the transaction on June 29, 2006.

Jeremiah Callaghan, a director, did not timely file a Form 4 relating to the issuance of an option to purchase 60,000 shares of our Common Stock on August 30, 2006. Mr. Callaghan subsequently filed a Form 4 reporting the transaction on October 23, 2006.

Barron Partners, L.P., a holder of more than 10% of our Common Stock, did not timely file a Form 4 relating to the sale of 100,000 shares of our Common Stock on March 10, 2006. Barron Partners subsequently filed a Form 4 reporting the transaction on March 22, 2006.

PROPOSAL 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Upon the recommendation of the Audit Committee, our Board has selected Hacker Johnson & Smith P.A., as our independent registered public accounting firm for the fiscal year ending December 31, 2007. Hacker Johnson & Smith P.A. served as our independent registered public accounting firm for the fiscal years ending December 31, 2006, 2005 and 2004. A representative of Hacker Johnson & Smith P.A. is expected to be present at the Annual Meeting and given the opportunity to make a statement if he or she desires and to respond to any appropriate questions.

Although it is not required to do so, our Board is submitting the appointment of our independent registered public accounting firm for ratification by the shareholders at the Annual Meeting in order to ascertain the view of the shareholders regarding such appointment. In the event ratification of this appointment of independent registered public accounting firm is not approved by a majority of the shares of Common Stock voting thereon, our Board will review its future appointment of auditors.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF HACKER JOHNSON & SMITH, P.A. AS OUR INDEPENDENT REGISTERED PUBLC ACCOUNTING FORM FOR FISCAL YEAR ENDING DECEMBER 31, 2007.

AUDIT AND NON-AUDIT FEES

The following table sets forth the aggregate fees for professional audit services rendered by Hacker Johnson & Smith P.A. for audit of our annual financial statements for the years ended December 31, 2006 and 2005, and fees billed for other services provided by Hacker Johnson & Smith P.A. for the years ended December 31, 2006 and 2005:

	Years Ended December 31,
	2006	2005
Audit Fees	$128,400	$90,500
Audit-Related Fees	—	—
Tax Fees	17,000	20,000
All Other Fees	65,000	20,000
Total Fees Paid	$210,400	$159,600

Audit Fees

Audit Fees consist of fees for the annual audit of our financial statements and review of our quarterly financial statements.

Audit-Related Fees

Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”

Tax Fees

Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advisory and tax planning.

All Other Fees

All Other Fees consist of fees for services other than the services reported above, including aggregate fees for services related to our acquisitions and registrations.

The Audit Committee pre-approves all services provided by Hacker Johnson & Smith P.A.

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval for audit and non-audit related services in connection with our periodic reports is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Pre-approval for all other services, including services related to registrations and acquisitions is generally provided on a case-by case basis. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

OTHER MATTERS

Our Board knows of no other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, the persons named in the accompanying proxy will have the discretion to vote on such matters in accordance with their best judgment.

DEADLINE FOR THE SUBMISSION OF SHAREHOLDER PROPOSALS

FOR THE 2008 ANNUAL SHAREHOLDERS MEETING

All shareholder proposals must be in writing and comply with SEC rules regarding the inclusion of shareholder proposals in proxy materials. For a shareholder proposal to be considered for inclusion in our proxy statement for the 2008 annual shareholders’ meeting (the “2008 Annual Meeting”), the proposal must be delivered to Gary W. Bogatay, Jr., Secretary, c/o InterSearch Group, Inc., 222 Kearny Street, Suite 550, San Francisco, California 94108 no later than December 14, 2007, or 120 days before April 12, 2008. If the date of the 2008 Annual Meeting is moved more than 30 days before or after the anniversary date of the 2007 Annual Meeting, the deadline for inclusion of shareholder proposals shall be a reasonable time before we print and mail our proxy statement for the 2008 Annual Meeting. A nomination or proposal that does not supply adequate information about the proposal, and the shareholder making the proposal (per SEC Regulation 14A, Rule 14a-8), will be disregarded.

Shareholder proposals to be presented at the 2008 Annual Meeting that are not to be included in the InterSearch’s proxy materials must be received by InterSearch no later than February 27, 2008, or 45 days before April 12, 2008. The proxy solicited by the Board for the 2008 Annual Meeting will confer discretionary authority on the persons named in such proxy to vote on any shareholder proposal presented at that meeting, which was not timely submitted to us.

OTHER INFORMATION

The Company has made previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate future filings, including this proxy statement, in whole or in part. However, the Report of the Audit Committee shall not be incorporated by reference into any such filings.

ANNUAL REPORT

This proxy statement and the accompanying proxy card, together with a copy of our 2007 Annual Report, is being mailed to our shareholders on or about April 12, 2007. Additional copies will be provided without charge upon written request to Gary W. Bogatay, Jr., Secretary, c/o InterSearch Group, Inc., 222 Kearny Street, Suite 550, San Francisco, California 94108. Our annual report on Form 10KSB for the fiscal year ended December 31, 2006, as filed with the SEC at www.sec.gov is included in our 2007 Annual Report. Exhibits filed with our Form 10KSB will be provided upon written request, in the same manner noted above.

By Order of the Board of Directors

Gary W. Bogatay
Chief Financial Officer and Secretary
April 6, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF

INTERSEARCH GROUP, INC.

FOR THE

ANNUAL MEETING OF SHAREHOLDERS

April 25, 2007

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The undersigned hereby appoints Daniel M. O’Donnell and Gary W. Bogatay, Jr. and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated on the reverse side all shares of Common Stock of InterSearch Group, Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 a.m., PDT on April 25, 2007, Fairmont Hotel 900 Mason Street, San Francisco, California, 94108, or any adjournment or postponement thereof (the “Annual Meeting”).

The Board of Directors has fixed the close of business on March 23, 2007 as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting.

PLEASE COMPLETE, SIGN, DATE AND MAIL THIS PROXY CARD IN THE ACCOMPANYING ENVELOPE EVEN IF YOU INTEND TO BE PRESENT AT THE MEETING. YOU MAY ALSO GRANT YOUR PROXY VIA THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE REVERSE SIDE OF THIS PROXY CARD.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 and 2.

1. To elect five directors of the Company to serve for the ensuing year and until their successors are elected and qualified.

(a) Daniel M. O’Donnell

(b) Frank McPartland

(c) Lawrence J. Gibson

(d) Charles K. Dargan II

(e) Jeremiah Callaghan

	For All	Withhold All	All Except For	To withhold authority to vote for any individual nominee, mark “All Except For” and write the letter in front of the nominee’s name on the line below.
	☐	☐	☐

	For	Against	Abstain
2. Proposal to ratify and approve the appointment of Hacker Johnson & Smith P.A., as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.	☐	☐	☐

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED ABOVE AND FOR PROPOSAL 2.

VOTE BY INTERNET

It is fast, convenient, and your vote is immediately confirmed and posted.

Follow these six easy steps to vote electronically:

1. Read the accompanying Proxy Statement and Proxy Card

2. Go to www.transferonline.com/proxy

3. Enter your Proxy ID and Authorization Code

Proxy ID: ###        Authorization Code: XXXXXXXXXXXXXX

4. Press Continue

5. Make your selections

6. Press Vote Now

VOTE BY MAIL

Complete, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to InterSearch Group, Inc., c/o Transfer Online, 317 SW Alder, Ste. 200, Portland, OR 97204.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

The Notice of Annual Meeting, Proxy Statement, and 2006 Annual Report are available on our website at www.intersearch.com. If you would like to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet instead of receiving these materials by mail, most shareholders can elect to receive an e-mail that will provide electronic links to them.

Shareholders of Record: If you vote on the Internet at www.transferonline.com/proxy, simply follow the prompts for enrolling in the electronic proxy delivery service. You also may enroll in the electronic proxy delivery service at any time in the future by going directly to www.transferonline.com and following the enrollment instructions.

Beneficial Owners: If you hold your shares in a brokerage account, you also may have the opportunity to receive copies of these documents electronically. Please check the information provided in the proxy materials mailed to you by your bank or other holder of record regarding the availability of this service.

Shareholder Name and Address:	Shares:

Please complete, sign, date and mail this Proxy Card in the accompanying postage-paid envelope even if you intend to be present at the Annual Meeting. Returning the Proxy will not limit your right to vote in person or to attend the Annual Meeting, but will ensure your representation if you cannot attend. If you hold shares in more than one name or if your stock is registered in more than one way, you may receive more than one copy of the Proxy materials. If so, please sign and return each of the Proxy Cards that you receive so that all of your shares may be voted. The Proxy is revocable at any time prior to its use.

Signature(s)	Date / /

Date / /

Note: Please sign above exactly as the shares are issued. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give the full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.